For Immediate Release
Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Jordan M. Darrow
Chief Financial Officer	Darrow Associates, Inc.
631-694-9555	631-367-1866
invest@misonix.com	jdarrow@optonline.net

MISONIX REPORTS AN INCREASE IN REVENUES FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2007

FARMINGDALE, NY — November 14, 2007 — Misonix, Inc. (NASDAQ: MSON), a developer of ultrasonic medical device technology for the treatment of cancer and other chronic health conditions, today reported financial results for its fiscal year 2008 first quarter ended September 30, 2007.

Revenues for the three months ended September 30, 2007 were $10.5 million, a 9.2% increase when compared with revenues of $9.6 million for the same period in fiscal 2007. The increase is due to an increase in sales of medical device products of $468,000 to $5.3 million and an increase in laboratory and scientific products sales of $422,000 to $5.2 million.

Medical device product revenues were attributable to an increase in revenues of therapeutic medical device products of $157,000 and an increase of $311,000 in revenues of diagnostic medical device products. The increase in revenues of therapeutic medical device products is primarily due to an increase in sales of the Company’s neuroaspirator product and ultrasonic assisted liposuction product, partially offset by lower revenues from the AutoSonix™ product. The increase in sales of diagnostic medical device products was attributable to an increase in customer demands for several new products.

The increase in revenues of laboratory and scientific products is due to a $731,000 increase in Labcaire product sales, an increase of $155,000 in ductless fume enclosure product sales and an increase of $87,000 in ultrasonic laboratory products, partially offset by a $551,000 decrease in revenue from the sale of wet scrubbers. The Company is extremely selective in the opportunities it pursues for wet scrubbers sales. The increase in Labcaire sales of $731,000 is due to the shipment of the Company’s new ISIS endoscopic cleaning system and the strengthening of the English pound versus the U.S. dollar, which accounted for approximately $242,000 of the sales increase.

The Company reported a net loss for the first quarter of fiscal 2008 of $226,000 or $.03 loss per share compared with a net loss of $542,000 or $.08 loss per share for the same period in fiscal 2007.

The Company reported a backlog of unfilled orders as of September 30, 2007 of $7.2 million. Medical device products backlog was $2.6 million and laboratory and scientific products backlog was $4.6 million. Minimum requirements from Mentor and Aesculap as well as quarterly projections from Covidian do not go into backlog until firm orders are received.

Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “It is gratifying to begin our fiscal year 2008 by continuing the growth established following two years of investment into our ultrasonic medical device platform. Misonix is now stronger and better positioned to achieve its long term objective of delivering unique medical technologies for the treatment of serious health conditions.

“After the end of our first fiscal quarter 2008, we announced the appointment of Michael C. Ryan as Senior Vice President, Medical Division. This addition to our team enables us to better execute on the development and commercialization of our therapeutic medical products, including all of our products using High Intensity Focused Ultrasound. Mike has had considerable experience in product development and international distribution and has marketed and sold products in markets including the treatment of cancer.

“HIFU medical devices are integral to several of our initiatives that we intend to focus on during fiscal 2008. These initiatives include an expansion of our European distribution for the Sonablate®500 (“SB500”) for HIFU treatment of prostate cancer to 16. We intend to utilize our expanding distribution network to increase the adoption rate of new doctors to participate in our fee-per-use program and, when economically favorable, to increase capital equipment sales of our device.

“Through the execution of our marketing and distribution efforts, the SB500 is setting the stage for long term growth. Fee-per-use procedures continue to be an important part of our strategy with a new site recently opened in Portugal. Furthermore, we intend to leverage this network to cross-sell other medical devices being developed and manufactured by Misonix.

“Clinical studies are being successfully conducted using HIFU technology with our Sonatherm product. Our first study in Europe is showing impressive results, which will be followed by commercialization in Europe and a study in the United States at several major kidney clinics. This collective clinical evaluation will provide us with the necessary data for Misonix to market the Sonatherm throughout the world. In the near term, we plan to invest in other HIFU products during fiscal year 2008, primarily for use in treating liver cancer.

“Among other medical devices in our portfolio, the SonicOne Ultrasonic Wound Debridement System continues to gain recognition for superior treatment of chronic wounds in the U.S. We are presently exploring international distribution options for the SonicOne.

“The intellectual property underpinning our ultrasound medical device strategy continues to be strengthened and is a source of potential incremental value. At our Sonora Medical Systems subsidiary, the introduction of a new product, the First Assist to test the accuracy and ensure the clinical efficacy of medical ultrasound imaging devices, was celebrated with an award of a U.S. Patent. This is the 7th U.S. patent awarded to Sonora. Misonix has been issued a total of 45 patents with an additional 19 patents pending. This impressive intellectual property portfolio enables the development of ultrasonic medical devices by Misonix that substantially improves the quality of healthcare delivered to patients worldwide.

“Our ultrasonic assisted liposuction device distributed by Mentor Corporation is once again gaining market share following our recently announced contract extension. We are also seeing progress made with our neuroaspirator product distributed by Aesculap, Inc., which is benefiting from the launch last year of our OsteoSculpt bone shaver. Finally, we are completing the end of a selection and negotiation process for a distributor for our ultrasonic Osteotome or “bone cutter”. In anticipation of a commercial launch, we continue to conduct clinical procedures with the bone cutter.

“Enabling the continued investment in our medical device products is the improved cash flow from our laboratory and scientific businesses. In particular, the reception to Labcaire’s ISIS product has been extremely favorable and we envision ample market penetration based on hospital tenders provided to date.

“All of our businesses are improving, which is enabling us to invest in what we believe is the most enviable and important collection of ultrasonic medical devices in the world. We are encouraged by the progress that is being made and the potential of our next phase of multi-year growth.”

Misonix management invites the public to participate in a conference call and Web cast to discuss the Company’s first quarter fiscal year 2008 financial results. The events will be held today, November 14, 2007, at 4:30 PM Eastern time.

The conference call will be broadcast live on the Internet via the Investor Relations section of the Company’s Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing 800-706-7748 (domestic) or 617-614-3473 (international) and entering the reservation code 20390630. Participants should use these access methods about 10 minutes prior to the start time.

For those unable to attend the live results broadcasts, replays will be available beginning approximately one hour after the events. Replay information will be posted on the Misonix Web site following the conclusion of the live broadcasts. There is no charge for participants to access the live broadcasts or replays.

About Misonix:

Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures, and markets, therapeutic ultrasonic medical devices, and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Misonix has a minority equity position in Focus Surgery, Inc. which uses high intensity focused ultrasound technology to destroy deep-seated cancerous tissues without affecting surrounding healthy tissue. Addressing a combined market estimated to be in excess of $3 billion annually, Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with intentional tasks and currency fluctuation, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

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MISONIX, INC. And Subsidiaries

Consolidated Balance Sheets

	September 30, 2007 Unaudited	June 30, 2007 Derived from audited financial statements
Assets
Current Assets:
Cash	$817,119	$2,900,358
Accounts receivable, less allowance for doubtful accounts of $357,191 and $313,981, respectively	7,401,126	7,679,466
Inventories, net	12,070,128	11,903,294
Deferred income taxes	1,028,988	1,028,988
Prepaid expenses and other current assets	1,107,013	1,936,243
Total current assets	22,424,374	25,448,349

Property, plant and equipment, net	4,841,109	4,728,367
Deferred income taxes	2,894,466	2,827,009
Goodwill	5,270,192	5,008,549
Other assets	750,382	733,470
Total assets	$36,180,523	$38,745,744
Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities and notes payable	$2,973,146	$4,326,088
Accounts payable	4,037,978	4,872,941
Accrued expenses and other current liabilities	3,661,268	3,957,643
Current portion of deferred gain from sale and leaseback of building	164,000	160,000
Current maturities of capital lease obligations	342,363	294,257
Foreign income taxes payable	683,309	672,330
Total current liabilities	11,862,064	14,283,259
Capital lease obligations	269,043	177,059
Deferred gain from sale and leaseback of building	1,429,068	1,438,966
Deferred income taxes	534,857	300,206
Deferred income	419,818	494,261
Deferred lease liability	370,777	380,068
Total liabilities	14,885,627	17,073,819
Commitments and contingencies
Minority interest	237,009	265,284
Stockholders’ equity:
Capital stock, $0.01 par value - shares authorized 10,000,000; 7,079,169 issued and 7,001,369 outstanding	70,792	70,792
Additional paid-in capital	24,916,693	24,871,444
Accumulated deficit	(3,968,623)	(3,507,788)
Accumulated other comprehensive income	451,449	384,617
Treasury stock, 77,800 shares	(412,424)	(412,424)
Total stockholders’ equity	21,057,887	21,406,641
Total liabilities and stockholders’ equity	$36,180,523	$38,745,744

MISONIX, INC. And Subsidiaries

Consolidated Statements of Operations

Unaudited

	Three Months Ended September 30,
	2007	2006
Net sales	$10,532,237	$9,642,878
Cost of goods sold	5,866,443	5,711,012
Gross profit	4,665,794	3,931,866
Selling expenses	1,688,510	1,597,239
General and administrative expenses	2,505,760	2,404,283
Research and development expenses	710,237	820,217
Total operating expenses	4,904,507	4,821,739
Loss from operations	(238,713)	(889,873)
Total other (expense) income	(21,161)	133,658
Loss before minority interest and income taxes	(259,874)	(756,215)
Minority interest in net income of consolidated subsidiaries	9,444	31,339
Loss before income taxes	(269,318)	(787,554)
Income tax benefit	(43,054)	(245,138)
Net loss	($226,264)	($542,416)
Net loss per share-basic	($0.03)	($0.08)
Net loss per share-diluted	($0.03)	($0.08)
Weighted average common shares-basic	7,001,369	6,900,369
Weighted average common shares-diluted	7,001,369	6,900,369